MASTER LICENSE AGREEMENT

THIS MASTER LICENSE AGREEMENT (“Agreement”) is entered into this 27th day of July, 2007 (the "Effective Date") by and between: (1) BIOFIELD CORP., ("LICENSOR"), a Delaware corporation, with offices at King of Prussia Business Center, Suite C, 1019 West Ninth Avenue, King of Prussia, PA 19406; and (2) THE MACKAY GROUP LIMITED, a Hong Kong corporation with a registered address at Room 1005, Allied Kajima Building, 138 Gloucester Road, Wanchai, Hong Kong, and/or its nominees, delegees, and/or assigns (collectively, “LICENSEE”).

LICENSOR and LICENSEE are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party.”

W I T N E S S E T H:

WHEREAS, LICENSOR is the sole owner and holder of all intellectual property, proprietary rights and know-how, and all other rights and interests related to and associated with the Biofield Breast Cancer Technology and the Patented and Unpatented Licensed Technology (as those terms are defined below in Section 1 of this Agreement);

WHEREAS, LICENSOR is the sole owner and holder of the Exclusive Distribution, Development, Manufacturing, Clinical, Regulatory, and R&D Rights (as those terms are defined below in Section 1 of this Agreement) related to and associated with the Biofield Breast Cancer Technology and the Patented and Unpatented Licensed Technology;

WHEREAS, to the best of its information, knowledge and belief, LICENSOR has the power, right, and authority to grant to LICENSEE an exclusive (even to LICENSOR), sublicensable, royalty-bearing license to make, have made, use, import, offer for sale, and sell devices, sensors, and other products or services incorporating the Patented and Unpatented Licensed Technology and to grant to LICENSEE the Exclusive Distribution, Development, Manufacturing, Clinical, Regulatory, and R&D Rights; and

WHEREAS, LICENSEE wishes to make all commercially reasonable efforts to: (a) make, have made, use, import, offer for sale, and sell devices, sensors, and other products or services incorporating the Patented and Unpatented Licensed Technology in the Territory (as defined in Section 1 below of this Agreement); and (b) exercise the Exclusive Distribution, Development, Manufacturing, Clinical, Regulatory, and R&D Rights in the Territory;

WHEREAS, LICENSEE has strategic government, industry, technology, distribution, marketing, research & development, design/engineering, manufacturing and other relationships and contacts throughout the world which could assist in the marketing, distribution, design, engineering, manufacturing, regulatory approval, clinical development, research and development, and other commercialization or utilization of the Patented and Unpatented Licensed Technology, including, but not limited to, the People’s Republic of China, Hong Kong,

Macau, India, the Philippines, Malaysia, Singapore, Japan, Korea and other parts of Asia; Europe; Africa; the Middle East; and Latin America;

WHEREAS, LICENSEE wishes to make all commercially reasonable efforts and to directly and indirectly bring resources (time, technology, personnel, contacts/networks, financial, and other resources) to bear: (a) to help LICENSOR enter certain global markets (including, but not limited to, the People’s Republic of China, Hong Kong, Macau, India, the Philippines, Malaysia, Singapore, Japan, and other parts of Asia; and Europe, Africa, the Middle East, and Latin America; (b) to help further update, design, redesign, engineer, reengineer. and otherwise develop the current and next generation versions of the Biofield Diagnostic Device and sensors to optimize issues relating to size, cost, portability, and sensitivity; (c) to help further develop the Patented and Unpatented Licensed Technology, including, but not limited to, further developing the Patented and Unpatented Licensed Technology as an adjunct diagnostic modality; (c) to help further develop the Patented and Unpatented Licensed Technology for screening, as opposed to purely diagnostic, purposes; (d) to help extend the use of the Patented and Unpatented Licensed Technology to detect cancers other than breast cancer; (e) to help arrange additional clinical trials and research and development; (f) to help arrange regulatory approval in certain markets/ countries, including, but not limited to, China and the Philippines; (g) to help LICENSOR’s efforts to secure US FDA approval; and (h) to set up manufacturing facilities (sensors and device) with comparative cost advantages in China and/or other parts of the world;

WHEREAS, LICENSOR has had limited success at best in commercializing the Patented and Unpatented Licensed Technology and entering into critical global markets;

WHEREAS, under this Agreement, LICENSOR would not have to incur, and would save itself from incurring, substantial resources to market, distribute, manufacture, design redesign, engineer, reengineer, further develop, and/or otherwise commercialize the Patented and Unpatented Licensed Technology.  LICENSOR would not have to incur, and would save itself from incurring, substantial resources associated with securing regulatory approval and conducting clinical trials in certain parts of the world.  Rather, LICENSEE would undertake and incur such responsibilities and expenses;

WHEREAS, LICENSEE desires to obtain from LICENSOR an exclusive (even as to LICENSOR), sublicensable, royalty-bearing license with regard to the Patented and Unpatented Licensed Technology in the Territory;

WHEREAS, LICENSEE and LICENSOR are in agreement with respect to the terms and conditions upon which LICENSOR shall grant LICENSEE an exclusive license for the Territory with regard to the Patented and Unpatented Licensed Technology and shall grant LICENSEE the Exclusive Distribution, Manufacturing, Development, Clinical, Regulatory and R&D Rights for the Territory;

WHEREAS, pursuant to certain agreements dated March 30, 2006, as reported in LICENSOR’s Form 8-K, publicly available at the website of the United States Securities and Exchange Commission (http://www.sec.gov/Archives/edgar/data/1007018/

000112178106000066/0001121781-06-000066-index.htm and attached exhibit agreements), certain transactions were agreed to and entered into between the MacKay Group and Dr. David M. Long, Jr., Donna R. Long, Dr. Raymond A. Long, the Long Family Trust, the Long Family Partners II LP, and David and Donna Long Family Foundation (the “Long Control Group”) on or about March 30, 2006 involving, inter alia, the transfer of shares, the assignment of debt, and the conversion of debt, which upon consummation of said transactions would effectively result in the ownership and possession by the MacKay Group of fifty-one (51%) percent of all the shares of common stock issued and outstanding (on a fully-diluted basis) of Biofield.  Dr. Long was previously the Chief Executive Officer and Chairman of the Board of Biofield. As reported in Biofield’s filings with the United States Securities and Exchange Commission, the Long Control Group previously held a substantial amount of shares of Biofield.  As set forth in Biofield’s US SEC filings, Dr. Long and/or his affiliates further held a debt owed by Biofield in the amount of approximately US$4.3 million (with interest continuing to accrue) (the “Long Debt”). US$2 million of the Long Debt was assigned to the MacKay Group on or about March 30, 2006 pursuant to one of aforementioned agreements. The Longs and the MacKay Group were each represented by independent counsel with respect to the transactions, who reviewed and approved the transactions.  The transactions were further reviewed and approved by the then Board of Directors of Biofield.  As set forth in prior filings with the US SEC, James MacKay is a principal and director in the MacKay Group as well as the Chairman of the Board of Directors of Biofield Corp.  This Agreement is being executed only after undertaking and securing legal review with regard to this Agreement;

WHEREAS, the royalty rate and other terms of this Agreement exceed or are, at a minimum, comparable to the royalty rates and other terms contained in: (a) various licensing and/or distribution agreements which LICENSOR under prior management had previously entered into, and which have all been terminated (the “Prior Licensing Agreements”), including, but not limited to: (i) LICENSOR’s licensing agreement in 1992 with Abel Laboratories, an affiliate of LICENSOR’s former chairman and chief executive officer, Dr. David Long, and holder of certain patent rights relating to the Patented and Unpatented Licensed Technology, whereby Abel Laboratories was entitled to a royalty of 5% of the net sales up to US$2.5 million and a payment of US$100,000; and (ii) a royalty granted by LICENSEE in the amount of 2% and 1% of the gross sales up to US$8 million on devices and sensors to its former vice president, research & development, Mark Faupel; (b) the standard royalty rate set forth in industry publications regarding royalties on patents for health care inventions; and (c) the royalty rates and other terms of licensing agreements associated with imaging, diagnostic, and screening technology for breast cancer or other cancers as available on the US SEC databases on WESTLAW and LEXIS and on the internet.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the sufficiency of which is mutually and explicitly acknowledged by the Parties, the Parties, each intending to be legally bound hereby, do promise and agree as follows.

1.

DEFINITIONS.  As used in this Agreement, the following terms shall have the following respective meanings:

1.1.

“Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control of either Party. For purposes of this definition, control shall mean direct or indirect ownership of more than fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

1.2.

“Biofield Breast Cancer Technology” means any and all technology which, as of the time immediately prior to execution of this Agreement, was licensed to and/or was developed, possessed, used, and/or owned by and for Biofield Corp. to diagnose, screen for, and/or otherwise detect breast or other epithelial cancer and/or to assist in diagnosing, screening for, and/or otherwise detecting breast or other epithelial cancer, including, but not limited to, devices, sensors, other components, algorithms, software, systems, procedures, protocols, processes, and other technologies, as described in, inter alia, (a) Biofield Corp.’s prior Form 10-KSBs and other filings and submissions with the U.S. SEC as of the Effective Date; (b) Biofield Corp.’s prior filings and submissions with the US FDA, European regulatory authorities associated with Biofield Corp’s CE Mark, and any other regulatory authority; and (c) Biofield Corp.’s prior patent, trademark, copyright, and/or other intellectual property filings and submissions, including those listed in Exhibit A attached hereto.  Included, without limitation, within the scope of the term “Biofield Breast Cancer Technology” are the technologies and all aspects related thereto known or referred to as the Biofield Diagnostic System, the Biofield Breast Cancer Proliferation Detection System, the Breast Cancer Diagnostic Device, and the Biofield Breast Examination or BBESM.

1.3.

“Confidential Information” shall mean any confidential or proprietary information of a Party including, without limitation, all specifications, know-how, inventions, trade secrets, technical information, drawings, software, prototypes, models, inventions, discoveries, assays, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial and business information, whether disclosed in oral, written, graphic, or other electronic form. All information exchanged between the Parties in connection with this Agreement as well as this Agreement itself shall be deemed Confidential Information under this Agreement.

1.4.

“Effective Date” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

1.5.

“Exclusive Clinical Rights” shall mean any and all rights, on an exclusive basis and with the right to sublicense, to arrange or conduct clinical trials or other aspects of clinical development for devices, sensors and other products or services incorporating the Patented and Unpatented Licensed Technology and Improvements in the Territory.

1.6.

“Exclusive Development Rights” shall mean any and all rights, on an exclusive basis and with the right to sublicense, to design, redesign, engineer, reengineer, and/or otherwise develop (technically, clinically, and otherwise) devices, sensors and other products or services incorporating the Patented and Unpatented Licensed Technology and Improvements in the Territory.

1.7.

“Exclusive Distribution Rights” shall mean any and all rights, on an exclusive basis and with the right to sublicense, to market, distribute, advertise, sell, have sold, import, commercialize, and/or otherwise utilize devices, sensors and other products or services incorporating the Patented and Unpatented Licensed Technology and Improvements in the Territory.

1.8.

“Exclusive Manufacturing Rights” shall mean any and all rights, on an exclusive basis and with the right to sublicense, to make, have made, and manufacture devices, sensors and other products or services incorporating the Patented and Unpatented Licensed Technology and Improvements in the Territory.

1.9.

“Exclusive Regulatory Rights” shall mean any and all rights, on an exclusive basis and with the right to sublicense, to seek, handle, coordinate, manage, administer and secure regulatory approval (technically, clinically, and otherwise) with respect to devices, sensors and other products or services incorporating the Patented and Unpatented Licensed Technology and Improvements in the Territory.

1.10.

“Exclusive R&D Rights” shall mean any and all rights, on an exclusive basis and with the right to sublicense, to conduct research and development (technically, clinically, and otherwise) with respect to devices, sensors and other products or services incorporating the Patented and Unpatented Licensed Technology and Improvements in the Territory.

1.11.

“First Commercial Sale” means the first sale of the new version of the Biofield Diagnostic Device in the Territory, after Regulatory Approval in the People’s Republic of China, by LICENSEE or its Affiliates (or their sublicensee(s)) to any unaffiliated third party as evidenced by the selling party's invoice or other relevant document to such third party. A sale to an unaffiliated third party shall not include quantities delivered solely for research, demonstration, and/or investigatory purposes, for clinical trials or quantities distributed as samples or promotions.  A sale to an unaffiliated third party shall not include: (1) any sale in the Territory of the Biofield Diagnostic Device or any other device related to the Biofield Breast Cancer Technology, and associated sensors prior to the Effective Date; (2) any sale of sensors for any Biofield Diagnostic Device or any other device related to the Biofield Breast Cancer Technology, which were sold or shipped prior to the Effective Date; and/or (3) any sales of the current version (as opposed to the new version being developed) of the Biofield Diagnostic Device, including those devices which are, as of the Effective Date, being maintained at Biofield Corp’s U.S. offices, Hong Kong, mainland China, and/or the Philippines.

1.12.

“Gross Receipts” shall mean the total amount of funds actually received and collected by LICENSEE and its Affiliates from sales of devices, sensors, and/or other product or service utilizing the Patented and Unpatented Licensed Technology, including, but not limited to, (x) cash, money orders and cleared checks less charges imposed by banks for clearing, deposits, redeposits or returns and (y) cleared credit card charges less the bank discount rate; less the following amounts actually paid by LICENSEE, its affiliates, licensees, distributors and manufacturers: i.) discounts allowed; ii.) returns; iii.) transportation charges or allowances; iv.) packing and transportation packing material costs; v.)  customs and duties charges; and vi.) sales, transfer and other excise taxes or other governmental charges (including any tax or government charge, duty or assessment or any tax such as a value added or similar tax or government charge) levied on or measured by the sales but no franchise or income tax of any kind whatsoever. The term “Gross Receipts” shall also include funds actually received and collected by LICENSEE from any sublicensee of LICENSEE in connection with the Patented and Unpatented Licensed Technology, including, but not limited to, any licensing fees received by LICENSEE from sublicensees of LICENSEE regarding the Patented and Unpatented Licensed Technology.  The term “Gross Receipts” shall also include funds actually received and collected by LICENSEE from or as a result of any settlement, judicial, mediation or arbitration proceedings, or litigation arising from an alleged infringement by a third party of the Patented or Unpatented Licensed Technology.  To the extent possible, the term “Gross Receipts” shall be interpreted in according with U.S. GAAP principles.  Revenue received from foreign sources shall be at its value in U.S. dollars when received.

1.13.

“Improvements” means all additions, developments, modifications, enhancements and adaptations (i) which directly relate to or are used in connection with the Patented and Unpatented Licensed Technology, and (ii) which are conceived or reduced to practice prior to or during the Term.

1.14.

“Minimum Royalty Payments” shall mean the minimum royalty payments referenced in subsection 11.3 of this Agreement and set forth in Exhibit B to this Agreement.

1.15.

“Patented Licensed Technology” means any and all technologies, including, but not limited to, devices, sensors, other components, algorithms, software, systems, procedures, protocols, processes, information, data, methods of use, techniques, ideas, inventions and other technologies, which is governed by the Patents.  To the extent that the Patent for certain Patented Licensed Technology expires, lapses, and/or is otherwise terminated or rendered invalid, such Patented Licensed Technology shall be automatically and immediately deemed Unpatented Licensed Technology for the balance of the Term for the Unpatented Licensed Technology, provided that this Agreement is still in effect and has not been properly terminated.

1.16.

 “Patents” means the patent applications and patents listed in Exhibit A hereto and any and all other patent applications and patents and amendments thereto, including foreign equivalents, and any and all substitutions, extensions, additions, reissues, re-examinations,           renewals, divisions, continuations, continuations-in-part or supplementary protection certificates owned by or licensed to Biofield Corp. prior to and during the Term relating to the Biofield Breast Cancer Technology or any Improvements.

1.17.

“Regulatory Approval” means all governmental approvals and authorizations necessary for the manufacture and commercial sale of devices, sensors, and/or other components or services incorporating the Biofield Breast Cancer Technology in a country of the Territory, including, but not limited to, marketing authorization, pricing approval and pricing reimbursement, as applicable.

1.18.

“Term” means the term set forth in Exhibit B to this Agreement.

1.19.

“Term for the Patented Licensed Technology” means the life or duration of each applicable Patent, as renewed, reinstituted, and/or otherwise extended.

1.20.

“Term for the Unpatented Licensed Technology” means the Term as defined in subsection 1.18 above and Exhibit B to this Agreement.

1.21.

“Territory” means the territories and countries set forth in Exhibit B to this Agreement.

1.22.

“Unpatented Licensed Technology” means any and all components of the Biofield Breast Cancer Technology other than the Patented Licensed Technology, including, but not limited to, devices, sensors, other components, algorithms, software, systems, procedures, protocols, processes, information, data, methods of use, techniques, ideas, inventions, trade secrets and any other technical information or proprietary technologies relating to the development, use or sale of any device, sensor or other product, service, or manifestation of the Biofield Breast Cancer Technology, provided that Biofield Corp. has the right to license and/or sublicense to The MacKay Group Limited. To the best of Biofield Corp.'s knowledge and belief, Biofield Corp. has the right to license and/or sublicense substantially all of the Unpatented Licensed Technology.  To the extent that the Patent for certain Patented Licensed Technology expires, lapses, and/or is otherwise terminated or rendered invalid, such Patented Licensed Technology shall be automatically and immediately deemed Unpatented Licensed Technology for the balance of the Term for the Unpatented Licensed Technology, provided that this Agreement is still in effect and has not been properly terminated.

1.23.

“US FDA” means the United States Food and Drug Administration.

1.24.

“U.S. SEC” means the U.S. Securities and Exchange Commission.

2.

EXCLUSIVE SUBLICENSABLE, ROYALTY-BEARING LICENSE GRANT.

2.1.

Exclusive Sublicensable, Royalty-Bearing License Grant for Patented Licensed Technology.  Subject to the provisions of this Agreement, LICENSOR hereby grants to LICENSEE for the Term for the Patented Licensed Technology the exclusive (even as to LICENSOR), sublicensable, royalty-bearing right and license to make, have made, use, import, offer for sale, and sell devices, sensors and other products or services incorporating the Patented Licensed Technology and Improvements in the Territory.

2.2.

Exclusive Sublicensable, Royalty-Bearing License Grant for Unpatented Licensed Technology.  Subject to the provisions of this Agreement, LICENSOR hereby grants to LICENSEE for the Term for the Unpatented Licensed Technology the exclusive (even as to

LICENSOR), sublicensable, royalty-bearing right and license to make, have made, use, import, offer for sale, and sell devices, sensors and other products or services incorporating the Unpatented Licensed Technology in the Territory.

2.3.

Exclusive Sublicensable, Grant of Exclusive Clinical, Development, Distribution, Manufacturing, and R&D Rights Associated with the Patented and Unpatented Licensed Technology.  To the extent not already granted by LICENSOR to LICENSEE in subsections 2.1 and 2.2 above of this Agreement, subject to the terms and conditions of this Agreement, LICENSOR grants to LICENSEE, on an exclusive basis in the Territory, the Exclusive Clinical, Development, Distribution, Manufacturing and R&D Rights associated with the Patented and Unpatented Licensed Technology for the applicable Term for Patented Technology and Term for Unpatented Technology.

2.4.

LICENSEE may grant sublicenses to any third party in its sole discretion with respect to any of the licenses and rights granted by LICENSOR to LICENSEE, including, but not limited to, the licenses and rights granted in subsections 2.1-2.3 above of this Agreement, provided that LICENSEE shall make all commercially reasonably efforts (a) to ensure that the sublicensee meets the applicable obligations of LICENSEE under this Agreement (other than the obligations by the LICENSEE to pay Royalties and Licensing Fees under this Agreement) and (b) to ensure that price charged by any sublicensee for devices, sensors and other products or services incorporating the Patented and Unpatented Licensed Technology reasonably comports with market conditions for the applicable countr(ies) in the Territory.

3.

COMPENSATION.

3.1.

Subject to the terms and conditions of this Agreement, in consideration for the licenses and rights granted hereunder relating to Patented Licensed Technology, LICENSEE agrees to pay to LICENSOR during the Term for Patented Licensed Technology a royalty in the amount set forth in Schedule B attached hereto (the “Royalty”) based on LICENSEE’S Gross Receipts with respect to the Patented Licensed Technology.

3.2.

Subject to the terms and conditions of this Agreement, in consideration for the licenses and rights granted hereunder relating to Unpatented Licensed Technology, LICENSEE agrees to pay to LICENSOR during the Term for Unpatented Licensed Technology a royalty in the amount set forth in Schedule B attached hereto (the “Royalty”) based on LICENSEE’S Gross Receipts with respect to the Unpatented Licensed Technology.

3.3.

Over and above the royalties set forth in subsections 3.1 and 3.2 above of this Agreement, subject to the terms and conditions of this Agreement, during the applicable Term for Patented Licensed Technology or Term for Unpatented Licensed Technology, LICENSEE agrees to pay to LICENSOR a royalty in the amount set forth in Schedule B attached hereto based on LICENSEE’S Gross Receipts with respect to Improvements developed solely by LICENSEE, provided that LICENSOR fulfills all of its obligations to LICENSEE under this Agreement and this Agreement is still in effect and/or has not been properly terminated.  Further, during the applicable Term for Patented Licensed Technology or Term for Unpatented Licensed

Technology, LICENSEE licenses back to LICENSOR the rights to any and all Improvements developed solely by LICENSEE.  Additional details relating to this license-back will be worked out in good faith by the Parties upon the development by LICENSEE of any and all Improvements.

3.4.

Unless otherwise agreed by the Parties, the Royalty owed LICENSOR shall be calculated on a quarterly calendar basis (the "Royalty Period") and shall be payable no later than thirty (30) days after the end of the preceding full calendar quarter, i.e., commencing on the first (1st) day of January, April, July, and October with the exception of the first and last calendar quarters which may be "short" depending upon the Effective Date of this Agreement.

3.5.

 With each Royalty payment, LICENSEE shall provide LICENSOR with a written royalty statement in a form acceptable to LICENSOR and consistent with industry standards, which shall, at a minimum, itemize the Gross Receipts received by LICENSEE during the Royalty Period, and which shall delineate the nature, source, and amount of such Gross Receipts.  LICENSEE shall make commercially reasonable efforts to make available to LICENSOR information it receives from any of LICENSEE’s sublicensees pertaining to gross receipts received by LICENSEE from such sublicensee.

3.6.

Subject to the terms and conditions of this Agreement, in consideration for the licenses granted by LICENSOR to LICENSOR herein pertaining to the Patented and Unpatented Licensed Technology, LICENSEE agrees to pay to LICENSOR the collective Licensing Fee (the "Licensing Fee") set forth in Schedule B to this Agreement.

4.

AUDIT.

4.1.

LICENSOR shall have the right, upon thirty (30) days written notice, to inspect LICENSEE'S books and records and all other documents and material in the possession of or under the control of LICENSEE with respect to the subject matter of this Agreement at the place or places where such records are normally retained by LICENSEE.

4.2.

All books and records relative to LICENSEE'S obligations hereunder shall be maintained and kept accessible and available to LICENSOR for inspection for at least five (5) years after the date to which they pertain.

4.3.

In the event that an investigation of LICENSEE’S books and records is made, certain confidential and proprietary business information of LICENSEE may necessarily be made available to the person or persons conducting such investigation.  It is agreed that such confidential and proprietary business information shall be retained in confidence by LICENSOR and shall not be used by LICENSOR or disclosed to any third party for a period of five (5) years from the date of disclosure, or without the prior express written permission of LICENSEE unless required by law.  It is understood and agreed, however, that such information may be used in any proceeding based on LICENSEE’S failure to pay its actual Royalty obligation.

4.4.

In accordance with applicable law, LICENSEE will make commercially reasonable efforts to make available to LICENSOR all material information it receives from any of LICENSEE’s sublicensees pertaining to gross receipts received by such sublicensee with respect to the Patented and Unpatented Licensed Technology.

5.

WARRANTIES & OBLIGATIONS.

5.1.

Licensor’s Warranties & Obligations.

5.1.1.

LICENSOR represents and warrants that to the best of its information, knowledge and belief: (a) it is the sole owner of and controls -- free and clear of all material claims, liabilities, licenses, liens, pledges, charges and encumbrances materially affecting LICENSEE’s obligations under this Agreement -- all rights, title and interests associated with the Patented and Unpatented Licensed Technology; (b) it has the right, power, and authority to fully and unconditionally enter into this Agreement and to grant the rights and licenses granted herein; (c) all necessary consents, approvals and authorizations, if any, of all government authorities and other persons required to be obtained by LICENSOR in connection with the execution, delivery and performance of this Agreement have been obtained or will be obtained, provided that no representation or warranty is given with respect to governmental approvals necessary for the manufacture, use, sale, offer for sale or importation of the Patented and Unpatented Licensed Technology; (d) there are no other agreements with any other party in material conflict herewith; and (e) this Agreement is a legal and valid obligation binding upon LICENSOR and enforceable in accordance with its terms.

5.1.2.

LICENSOR further represents and warrants to the best of its knowledge, information, and belief that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of the Parties’ obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of LICENSOR, except such consents as shall have been obtained prior to the Effective Date.

.

5.1.3.

LICENSOR further represents and warrants to the best of its information, knowledge, and belief, that all material Patents, trademarks, copyrights, and/or other intellectual property associated with the Patented Licensed Technology are current, valid, and effective and/or that to the extent that any such Patents, trademarks, copyrights, and/or other intellectual property have become invalid due to non-payment of any maintenance and/or other administrative fees, the fees will be promptly paid by LICENSOR and LICENSOR shall promptly, at its sole expense, take all necessary actions to reinstate the Patent, trademark, copyright and/or other intellectual property.

5.1.4.

LICENSOR further represents and warrants to the best of its information, knowledge, and belief that all material audits, approvals, certificate of conformity, certifications, and other aspects associated with the CE Mark for the Patented and Unpatented Licensed Technology are current, valid, and effective, and/or that to the extent they are not, LICENSOR will, at its sole expense, promptly take all necessary actions to renew, reinstate, or reapply for such audits, approvals, certificate of conformity, certifications, and other aspects associated with the CE Mark.

5.1.5.

LICENSOR further represents and warrants that it will make all commercially reasonable efforts to provide all the technical, technology and other assistance needed for LICENSEE to begin utilizing, manufacturing, and commercializing the Patented and Unpatented Licensed Technology, including, but not limited to, any required technology transfer and exchange and the transfer of material information about the Patented and Unpatented Licensed Technology (design, manufacture, testing, regulatory approval, etc.), its clinical development and trials, and any developments before the European regulatory authorities and the US FDA.

5.1.6.

LICENSOR further represents and warrants to the best of its information, knowledge, and belief that it is not aware of any circumstances pertaining to LICENSOR that would materially affect LICENSEE’s ability to utilize and commercialize the Patented and Unpatented Licensed Technology.

5.1.7.

After the Effective Date, LICENSOR shall meet with and provide LICENSEE with such information associated with the Patented and Unpatented Licensed Technology relating to the installation and operation of hardware, software, machinery, equipment, materials, object codes, specifications, designs, manufacturing and processing procedures, methods, layout and the like which LICENSOR believes LICENSEE may require in order to manufacture, sell, design, engineer, validate, market, distribute, develop, secure regulatory approval for, commercialize and/or utilize the Patented and Unpatented Licensed Technology in the Territory.

5.2.

Licensee’s Warranties & Obligations.

5.2.1.

LICENSEE will make all commercially reasonable efforts to require all manufacturers, distributors, or sublicensees of the Patented and Unpatented Licensed Technology or any component thereof, to assure that when manufactured and distributed, they will be in compliance with all applicable laws and regulations in the applicable countries in the Territory, the required good manufacturing practices, and with other necessary technical, engineering, safety or regulatory requirements; and

5.2.2.

LICENSEE will make all commercially reasonable efforts to utilize and commercialize the Patented and Unpatented Licensed Technology to perform the duties and obligations it has assumed hereunder, including, but not limited to, making all commercially reasonable efforts and bringing resources (financial, personnel, time, expertise, distribution contacts and networks, government contacts, and other resources):

5.2.2.1.

To enter into, and secure purchase orders and/or distribution arrangements for, the following markets: the People’s Republic of China, Hong Kong, Macau, the Philippines, Singapore, Thailand, Japan, Korea, Vietnam,

Malaysia and other Asian countries; Europe; the Middle East; Africa; and Latin America;

5.2.2.2.

To seek and secure regulatory approval to commercialize the Patented and Unpatented Licensed Technology in the following markets: the People’s Republic of China, India, Hong Kong, Macau, the Philippines, Singapore, Thailand, Japan, Korea, Vietnam, Malaysia and other Asian countries; Europe; the Middle East; Africa; and Latin America;

5.2.2.3.

To secure government and industry support in the following  markets: the People’s Republic of China, India, Hong Kong, Macau, the Philippines, Singapore, Thailand, Japan, Korea, Vietnam, Malaysia and other Asian countries; Europe; the Middle East; Africa; and Latin America;

5.2.2.4.

To secure regulatory approval to market, distribute, manufacture, utilize, and commercialize the Patented and Unpatented Licensed Technology in the following markets: the People’s Republic of China, India, Hong Kong, Macau, the Philippines, Singapore, Thailand, Japan, Korea, Vietnam, Malaysia and other Asian countries; the Middle East; Africa; and Latin America;

5.2.2.5.

To update, redesign, reengineer, and further develop the current and next generation versions of the Biofield Diagnostic Device and sensors to optimize maximize issues relating to size, cost, portability, and sensitivity;

5.2.2.6.

To further develop the Patented and Unpatented Licensed Technology as an adjunct diagnostic modality;

5.2.2.7.

To further develop the Patented and Unpatented Licensed Technology for screening, as opposed to purely diagnostic, purposes;

5.2.2.8.

To further develop the Patented and Unpatented Licensed Technology in connection with cancers other than breast cancer;

5.2.2.9.

To help arrange further clinical studies and development of the Patented and Unpatented Licensed Technology, including in China and the United States, and in conjunction with leading institutions in China and with Chinese Government; and

5.2.2.10.

To further design and engineer, improve, enhance, and modify the Patented and Unpatented Licensed Technology and/or components thereof in accordance with the applicable laws, regulations, rules, and standards.

5.2.3.

It is the intention of the Parties under this Agreement that subsequent to execution of this Agreement, it will shall be the responsibility of LICENSEE, not LICENSOR, to market, distribute, sell, manufacture, redesign, reengineer, further develop, secure the necessary clinical development, trials, and approvals, and/or otherwise commercialize the Patented and Unpatented Licensed Technology.

5.2.3.1.

Subject to the terms and conditions of this Agreement, LICENSEE directly or indirectly through its authorized sublicensees shall have the sole right and responsibility, at its expense, to perform all preclinical, clinical, and other development activities necessary to manufacture, distribute, commercialize, and utilize devices, sensors, and/or other products or services incorporating the Patented and Unpatented Licensed Technology.

5.2.3.2.

Subject to the terms and conditions of this Agreement, LICENSEE directly or indirectly through its sublicensees shall have the sole right and responsibility, at its expense, for preparing, filing, pursuing, and maintaining all regulatory filings, including without limitation, labeling required to be filed with regulatory authorities to obtain marketing approval for the Patented and Unpatented Licensed Technology and for seeking regulatory approvals with respect to the Patented and Unpatented Licensed Technology in those countries in the Territory in which LICENSEE intends to sell or have sold devices, sensors, and/or other products or services incorporating the Patented and Unpatented Licensed Technology.

5.2.3.3.

Subject to the terms and conditions of this Agreement, at its expenses, LICENSEE directly or indirectly through its sublicensee shall manufacture and cause its contractors to manufacture all devices, sensors or other components incorporating the Patented and Unpatented Licensed Technology in compliance with GMP, all other requirements of regulatory authorities, and applicable laws and regulations, including, without limitation, all laws and regulations applicable to the transportation, storage, sale, investigational and commercial use, handling and disposal of hazardous materials. LICENSEE and/or its sublicensee shall obtain and/or maintain, at their expense, all facility licenses and government permits, including, without limitation, health, safety and environmental permits necessary for the conduct of LICENSOR’s responsibility pursuant to this Agreement.

5.2.3.4.

Further issues regarding any other obligations by LICENSEE with regard to the Patented and Unpatented Licensed Technology, including, but not limited to, issues relating to quality control and assurance, manufacture, labeling, marking, development, audits, record keeping, regulatory reporting, and obligations in connection with customers will be worked out and agreed in good faith between the Parties upon completion of the information and technology exchange between the Parties and any agents, sublicensees, and Affiliates described in, inter alia, subsection 5.1.7 above of this Agreement.

5.2.4.

It is LICENSEE’s expectation and intention to seek and secure regulatory approval in the People’s Republic of China for devices or sensors associated with the Patented and Unpatented Licensed Technology within approximately twenty-four (24) months of the Effective Date (the “China Regulatory Approval Date”).  If the LICENSEE does not secure regulatory approval in the People’s Republic of China for devices or sensors associated with the Patented and Unpatented Licensed Technology within thirty-six (36) months of the Effective Date, then LICENSOR may convert the exclusive licenses granted herein to LICENSEE into non-exclusive licenses by providing written notice thereof to LICENSEE.

5.2.5.

Each Party (the “Warranting Party”) explicitly acknowledges that the other Party (the “Induced Party”) is reasonably, materially, and substantially relying on the Warranting Party’s warranties and representations in this Section 5.1 of this Agreement in entering this Agreement and in bringing to bear resources directly and indirectly (in terms of financial resources, contacts and networks, time, effort, personnel, technology, expertise, and distribution channels) and that without these warranties and representations, the Induced Party would not have entered this Agreement.  To the extent a Warranting Party’s representations or warranties in Section 5.1 are not materially accurate or complete, the Induced Party shall have the right, but not the obligation, to: (a) take any and all the actions and steps necessary to address, redress, resolve, correct, rectify, remedy, and/or resolve the issues in question in connection with said representations or warranties so that it may fulfill its obligations under this Agreement as well as any obligations it may have to any sublicensee, customer, purchaser, or other third party (the “Corrective Actions”) and to be compensated by the Warranting Party for the time, money and other resources the Induced Party and/or any sublicensee has expended to develop and utilize the Patented and Unpatented Licensed Technology and/or to make Corrective Actions (the “Expended Resources”); and/or (b) immediately terminate this Agreement.   In the event that an Induced Party takes any such Corrective Action, the Induced Party shall have a secured lien and interest on and in assets of the Warranting Party in the amount equal to the Expended Resources.  The Parties agree to perform any and all actions, submit any and all filings, execute any and all agreements or other documents needed to: (a) effectuate the provisions of this Agreement, including, without limitation, subsection 5.1, and (b) to allow the Parties to commercialize and utilize the Patented and Unpatented Licensed Technology in accordance with this Agreement, including, but not limited to, mutually authorizing and approving any and all actions and steps associated with any and all Correction Actions and/or with the assignment or other disposition of intellectual property, which would allow the Parties to commercialize and utilize the Patented and Unpatented Licensed Technology in accordance with this Agreement and/or to complete such Corrective Actions.

6.

INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS

6.1  Ownership.

6.1.1.  As between the Parties, subject to the terms and conditions of this Agreement, LICENSOR shall own the intellectual property associated with the Patented and Unpatented Licensed Technology; provided, however, that LICENSEE shall own any Improvements of the Patented and Unpatented Licensed Technology solely made by or for LICENSEE, its affiliates or sublicensees without active participation, involvement, or contribution by LICENSOR subsequent to the Effective Date.

6.1.2.  If any inventions are conceived or reduced to practice or otherwise developed jointly by LICENSOR, on the one hand, and LICENSEE or its affiliates, on the other hand, then such inventions and all intellectual property rights therein (collectively, the “Joint IP”) shall be owned jointly by LICENSOR and LICENSEE on the basis of an undivided one-half interest.

6.1.3. Inventorship of any Improvements to the Patented and Unpatented Licensed Technology or Joint IP shall be determined in accordance with U.S. patent laws.

6.2.  Prosecution and Maintenance of Patent Rights.  Notwithstanding the provisions in this Section 6.2, the Parties intend that the benefits accruing from any prosecution and maintenance of Patent rights shall accrue proportionally among the Parties to the extent each Party invests the time, personnel, money, and other resources to prosecute and maintain such Patent rights. To the extent that one Party expends time, personnel, expertise, money and other resources to prosecute and maintain Patent rights, which are the responsibilities of the other Party, the expending Party should be fairly compensated for such efforts.  Without waiving the right to subsequently amend this Section 6.2, the Parties agree as follows with regard to the prosecution and maintenance of patent rights:

6.2.1.  Licensor Patent Rights.

6.2.1.1.

LICENSOR shall have the first right and option to file and prosecute any patent applications and to maintain any patents related to the Patented Licensed Technology (except any Improvements made for or by LICENSEE, which are owned by LICENSEE), all at LICENSOR’s expense.

6.2.1.2  If LICENSOR declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give LICENSEE reasonable notice to this effect, sufficiently in advance to permit LICENSEE to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter LICENSEE may, upon written notice to LICENSOR, file and prosecute such patent applications and maintain such patents in the name of LICENSOR, at LICENSEE’s expense, provided that LICENSEE shall be entitled to reimbursement for such expenses from LICENSOR to the extent that such expenses are reasonably necessary in light of the purpose of this Agreement and the transactions contemplated hereby.

6.2.2.  Joint Patent Rights.

6.2.2.1.  LICENSEE shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the Joint IP in the name of both Parties. If LICENSEE declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give LICENSOR reasonable notice to this effect, sufficiently in advance to permit LICENSOR to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter LICENSOR may, upon written notice to LICENSEE, file and prosecute such patent applications and maintain such patents in the name of both Parties.

6.2.2.2.

Each Party shall bear fifty percent (50%) of all expenses with respect to Joint IP; provided, however, that if a Party does not wish to bear such expenses, then it shall provide notice to the other Party to such effect and, effective as of the date of receipt of such notice, (A) such Joint IP shall be assigned to the other Party, and (B) such Joint IP shall be considered the other Party’s Intellectual Property Right and shall no longer be Joint IP.

6.2.3.  Cooperation. Each Party shall cooperate, at its own expense, with the prosecuting Party with respect to the filing, prosecution, maintenance and extension of patents and patent applications pursuant to this Section 6.2, including:

6.2.3.1.

The execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the prosecuting Party to file, prosecute, maintain or extend patents and patent applications as provided for in this Section 6.2;

6.2.3.2.

Making its employees, agents and consultants reasonably available to the prosecuting Party (or to the prosecuting Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in this Section 6.2;

6.2.3.3.

Providing the prosecuting Party with copies of all material correspondence with the United States Patent and Trademark Office or its foreign counterparts pertaining to the filing, prosecution or maintenance of patents and patent applications as provided for in this Section 6.2; and

6.2.3.4.

Cooperating, if necessary and appropriate, with the prosecuting Party in gaining patent term extensions wherever applicable to such Patent Rights.

6.3  Third Party Infringement. Notwithstanding the provisions in this Section 6.3, the Parties intend that the benefits accruing in connection with any third party infringement shall accrue proportionally among the Parties to the extent each Party invests the time, personnel, money, and other resources to prosecute such third party infringement. To the extent that one Party expends time, personnel, expertise, money and other resources to prosecute third party infringement, which are the responsibilities of the other Party, the expending Party should be fairly compensated for such efforts.  Without waiving the right to subsequently amend this Section 6.3, the Parties agree as follows with regard to third party infringement:

6.3.1.  Licensor’s Patent Right.

6.3.1.1.  Notifications of Third Party Infringement, Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the intellectual property of the LICENSOR arising from or relating to the making, using, offering for sale, sale, importation, development or commercialization of any competitive product, or the copying, modification distribution, execution, performance or display of any software therein (“Competitive Infringement”).

6.3.1.2.

Infringement Action. Within ninety (90) days of becoming aware of any Competitive Infringement, LICENSOR shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to enforce the intellectual property of LICENSOR. If LICENSOR fails to institute such suit or take such action within such ninety (90) day period, then LICENSEE shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

6.3.1.3.

 Costs. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 6.3.1, including without limitation the fees and expenses of such Party’s counsel.

6.3.1.4.

 Recoveries. As any proceeding described in this Section 6.3.1 or any counterclaim or similar claim asserted in a proceeding described in Section 6.5 with respect to the intellectual property of LICENSOR begins, the Parties shall negotiate in good faith the allocation between the Parties of any recovery obtained by any Party as a result of such proceeding or counterclaim, by settlement or otherwise, with the goal of ensuring that each Party is compensated in proportion to its loss with respect to such proceeding or counterclaim; provided, however, that in any event such recovery shall first be applied to reimburse each Party for all litigation costs in connection with such proceeding paid by such Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery is less than all such litigation costs). If the Parties are not able to agree on such an allocation prior to the receipt by either Party of such recovery, the Parties shall request the judge presiding over such proceeding or counterclaim to allocate such recovery to ensure that each

Party is compensated in proportion to its loss with respect to such proceeding or counterclaim and, if such judge cannot or will not do so, the dispute resolution provisions set forth below in this Agreement shall be applied to allocate such recovery to ensure that each Party is compensated in proportion to its loss with respect to such proceeding or counterclaim.

6.3.2.  Joint IP.

6.3.2.1.  Notifications of Third Party Infringement, Each Party shall notify the other Party when it becomes aware of the reasonable probability of infringement of the Joint IP by a Third Party.

6.3.2.2.  Infringement Action. Within ninety (90) days of becoming aware of infringement of the Joint IP, LICENSEE shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to enforce the Joint IP. If LICENSEE fails to institute such suit or take such action within such ninety (90) day period, then LICENSOR shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

6.3.2.3.

Costs. Each Party shall assume and pay fifty percent (50%) of all out-of-pocket costs (including attorneys fees) incurred by either Party in connection with any litigation or proceedings described in this Section 6.3.2. Within thirty (30) days after the end of each calendar quarter, each Party shall provide to the other an accounting of such costs incurred by such Party during such quarter and the Party which has so incurred fewer costs than the other Party during such quarter shall pay to such other Party, within thirty (30) days after receipt of the other’s accounting, an amount such that each Party has borne fifty percent (50%) of such costs incurred by both Parties.

6.3.2.4.   Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 6.3.2 or from any counterclaim or similar claim asserted in a proceeding described in Section 6.5 with respect to Joint IP, by settlement or otherwise, shall be applied in the following order of priority:

6.3.2.4.1.  first, to reimburse each Party for all out-of-pockets costs incurred by such Party in connection with such proceeding and not otherwise recovered (which, to the extent the recovery is less than all such unrecovered litigation costs, shall be apportioned so that each Party shall have borne fifty percent (50%) of such costs incurred by both Parties from such proceeding); and

6.3.2.4.2.  second, the remainder of the recovery shall be paid fifty percent (50%) to each Party.

6.3.3.  Cooperation; Settlements. In the event that either Party takes action pursuant to subsections 6.3.1 or 6.3.2 above of this Agreement, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable. Neither Party shall settle or compromise any claim or proceeding relating to Parties’ intellectual property or Joint IP without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld.

6.4.  Claimed Infringement; Third Party Actions. In the event that a Party becomes aware of any claim that the development or commercialization of the Biofield Breast Cancer Technology infringes the intellectual property rights of any third party, such Party shall promptly notify the other Party. Each Party shall provide to the other Party copies of any notices it receives from third parties regarding any alleged infringement or misappropriation of third party intellectual property rights arising out of or in connection with the development or commercialization of any breast cancer diagnostic product. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof. LICENSOR shall not settle any such claim without LICENSEE’s prior written consent.

6.5.  Patent Invalidity Claim. If a third party at any time asserts a claim that any of the Parties’ intellectual property or Joint IP related to this Agreement is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by LICENSEE or LICENSOR pursuant to Section 6.3 or in an action brought against LICENSEE or LICENSOR described in Section 6.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

6.6.  Patent Marking. LICENSEE agrees to comply with the patent marking statutes in each country in which products related to the Patented Licensed Technology are sold by LICENSEE and/or its Affiliates or sublicensees.  LICENSEE agrees to make all commercially reasonable efforts to ensure that its Affiliates or sublicensees comply with the patent marking statutes in each country in which products related to the Patented Licensed Technology are sold by its Affiliates or sublicensees.

7.

CONFIDENTIALITY

7.1.

Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, each Party agrees that, for the term of this Agreement and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement, except that the foregoing shall not apply to any information for which the receiving Party can demonstrate, by competent proof:

7.1.1.

Was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

7.1.2.

Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

7.1.3.

Later became part of the public domain through no act or omission of the receiving Party, which is unauthorized by the disclosing Party;

7.1.4.

Was disclosed to the receiving Party, other than under an obligation of confidentiality to a third party, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

7.2.

Authorized Disclosure. Each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary for the following reasons:

7.2.1.

Regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities;

7.2.2.

Prosecuting or defending litigation;

7.2.3.

Complying with applicable governmental regulations and legal requirements; and

7.2.4.

Disclosure to potential sublicensees and potential investors who agree in writing to be bound by similar terms of confidentiality.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 7.2, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable actions to avoid any unauthorized use or disclosure of Confidential Information hereunder.

7.3.

All Confidential Information shall be held in strict confidence by each Party and shall be protected, at a minimum, in accordance with the same standard of care that such Party uses in protecting its own confidential information of a similar nature, but in no event shall such Party use less than a reasonable standard of care.

7.4.

Employees; Agents. Each Party shall ensure that each of its affiliates and sublicensees, and each employee, director, officer, consultant, or other agent of it, or of its affiliates or sublicensees (collectively “Agents”), who has access to Confidential Information is bound to obligations of confidentiality and non-use substantially similar in scope to those set forth in Section 7 and shall indemnify the other Party for any breach hereunder by any of its Agents. Each Party agrees that any disclosure or distribution of the other Party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement.

7.5.

Even in the event of the termination of this Agreement, during the Term and five (5) years thereafter, LICENSOR agrees not to solicit, contact, circumvent, or enter into any contract, agreement, or arrangement with any customer, supplier, manufacturer, distributor, marketer, government authority, healthcare institution or other entity introduced by LICENSEE to LICENSOR in connection with the Biofield Breast Cancer Technology, without written consent by LICENSEE.

7.6.

Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of Section 7 may cause immediate and irreparable harm to the disclosing Party which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the disclosing Party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

7.7.

If it is determined by a court of competent jurisdiction in any state or custody that any restriction in Section 7 of this Agreement is excessive in duration or scope or is unreasonable or invalid or unenforceable under the laws of that state, it is the intention of the parties that such restriction shall not affect the remainder of the covenant or covenants which shall be given full effect, without regard to the invalid or unenforceable portions, and that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state, province, or country.

7.8.

The obligations contained in Section 7 of this Agreement shall survive the termination or expiration of this Agreement and shall be fully enforceable thereafter.

8.

EXPORT CONTROL.

Anything  contained  in this  Agreement  to the  contrary notwithstanding,  the obligations of the Parties and of the subsidiaries, affiliates, sublicensees, and agents of the Parties  shall be subject to all laws, present and future, and  including export control laws and regulations,  of any government having jurisdiction over the  Parties  hereto,  and  to  orders, regulations,  directions  or requests of any such  government.  Each Party shall undertake to comply with and be solely responsible for complying with such laws applicable to such Party.

9.

TAXES AND GOVERNMENTAL APPROVALS.

9.1.

LICENSEE shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the manufacture, use, sale, and/or commercialization of the Patented and Unpatented Licensed Technology with the exception that LICENSOR shall be solely responsible for the payment of any and all taxes, fees, duties or other payments assessed by all relevant authorities by virtue of LICENSOR being the owner of the intellectual property associated with the Patented and Unpatented Licensed Technology.

9.2.

LICENSEE shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the laws of the appropriate laws of each of the countries in the Territory, other than those relating to LICENSOR’s CE Mark.  The Parties shall work in good faith to agree upon each Party’s respective responsibility related to efforts to secure US FDA approval for the Patented and Unpatented Licensed Technology.

10.

NOTICE & PAYMENT

10.1.

Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified or registered mail, return receipt requested or delivered by a recognized international overnight courier service.

10.2.

Either Party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of this paragraph. All such notices shall be addressed as follows:

If to LICENSOR:

BIOFIELD CORP.

King of Prussia Business Center, Suite C

1019 West Ninth Avenue

King of Prussia, PA 19406

USA

Attention: President/ CEO

Phone No: 215-972-1717

Fax No: 215-972-6988

If to LICENSEE:

The MacKay Group Limited

Room 307, No.31 Lok Yip Road

Fanling, New Territories

Hong Kong

Attention: Sergio Luz

Phone:(852)2669-2512

Fax : (852)2669-2079

Any Party may change the persons and addresses to which notices, requests or other communications are to be sent by giving written notice of such change to the other party hereto in the manner provided herein for giving notice. Notices shall be effective upon receipt in the case of physical delivery or overnight carrier and three (3) business days after deposit in the U.S. mails in the case of mailing.

11.

TERMINATION.

11.1.

This Agreement may be terminated by LICENSOR upon ninety (90) days written notice to the LICENSEE in the event of a breach of a material provision of this Agreement by the LICENSEE, which is not caused by the acts or omissions of LICENSOR, provided that, during the ninety (90) day period, the LICENSEE fails to cure such breach. Notwithstanding anything to the contrary contained herein, LICENSOR shall not be able to terminate this agreement during the initial twelve (12) months.  For the sake of clarity, the earliest LICENSOR may provide notice under this section 11.1 is twelve (12) months from the Effective Date.

11.2.

LICENSEE shall have the right to terminate this Agreement at any time on a minimum of two (2) years prior written notice to LICENSOR.  In such event, all moneys paid to LICENSOR shall be deemed non-refundable and LICENSEE shall be relieved of any further obligations hereunder, provided that LICENSEE shall pay to LICENSOR: (a) any royalties owed under this Agreement with respect to Gross Receipts received by LICENSEE as of the date of termination by LICENSEE and with respect to any sale by LICENSEE or LICENSEE’s sublicensees and Affiliates prior to the date of termination by LICENSEE; and (b) any portion of the Licensing Fee owed to LICENSOR as of the date of termination by LICENSEE.

11.3.

LICENSEE shall lose its exclusive nature of the licenses and rights granted herein to utilize the Patented and Unpatented Licensed Technology if it does not: (i) pay the Licensing Fee as specified in and in accordance with the payment schedule set forth in Exhibit B attached; or (ii) pay LICENSOR Royalties in the amount of the Minimum Royalty Payments as specified in and in accordance with Exhibit B to this Agreement. If LICENSEE fails to pay the Minimum Royalty Payments in accordance with the terms and conditions of this Agreement and any attached exhibits, its licenses and rights under this Agreement shall become non-exclusive.  Notwithstanding the foregoing, LICENSEE shall retain its exclusive rights if and for so long as LICENSEE'S failure to meet such goals set forth herein is due to the breach of this Agreement by LICENSOR or force majeure.  Either Party shall have ninety (90) days to cure a failure in performance under this Section 11.3. LICENSEE may cure a breach hereunder by paying LICENSOR a non-recoupable advance against owed Royalties in the amount required to offset any shortfall.

11.4.

Immediate Right of Termination.  Either Party shall have the right to immediately terminate this Agreement by giving written notice to the other Party in the event that the other Party files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if the other Party discontinues or dissolves its business or if a receiver is appointed for the other Party or for the other Party’s business and such receiver is not discharged within 120 days.

11.4.1.

All rights and licenses now or hereafter granted under or pursuant to this Agreement, including under Sections 1 and 6, are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code, Title 11 of the United States Code, as amended). For purposes of clarification and without limiting any of the rights granted hereunder, the debtor Party hereby acknowledges that the following shall constitute embodiments, as such term is used in 11 U.S.C. §365, of the intellectual property licensed under this Agreement: a right to access and to benefit from, and, in the case of any tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, each of the following to the extent related to any right or license granted under or pursuant to any Section of this Agreement: (a) software, (b) documentation, and (c) all other embodiments of such intellectual property in the debtor Party’s possession or control or in the possession and control of any third party but which the debtor Party has the right to access or benefit from and to make available to the non-debtor Party. The debtor Party agrees not to interfere with the non-debtor Party’s exercise under the Bankruptcy Code of rights and licenses to intellectual property licensed hereunder (or under any agreement supplemental hereto) and embodiments thereof in accordance with this Agreement and agrees to use commercially reasonable efforts (but not including any obligation of the debtor Party to incur expenses or make any payment in connection therewith) to assist the non-debtor Party to obtain such intellectual property and embodiments thereof in the possession or control of any such third parties (which the debtor Party has the right to access or benefit from and to make available to the non-debtor Party) as reasonably necessary or desirable for the non-debtor Party to exercise such rights and licenses in accordance with this Agreement (or under any agreement supplemental hereto). In the event the debtor Party files for protection under the Bankruptcy Code, unless and until such Party rejects this Agreement pursuant to 11 U.S.C. §365, on the written request of the non-debtor Party, the debtor Party shall perform this Agreement or provide to the non-debtor Party the intellectual property (including any embodiment of such intellectual property) licensed hereunder and under any agreement supplemental hereto held by the debtor Party. In the event the non-debtor Party elects to retain its rights under 11 U.S.C. §365(n)(l)(B), the debtor Party shall provide to the non-debtor Party such intellectual property (including any embodiment of such intellectual property) hereunder and under any agreement supplemental hereto held by the debtor Party.

11.4.2.

All rights, powers and remedies of the non-debtor Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a Bankruptcy Code case by or against the debtor Party. The non-debtor Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, the Bankruptcy Code) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law.

12.

POST TERMINATION RIGHTS

12.1.

Not less than thirty (30) days prior to the expiration of this Agreement or immediately upon termination thereof, LICENSEE shall provide LICENSOR with a complete schedule of all inventory of devices, sensors, and other products associated with the Patented and Unpatented Licensed Technology then on-hand as well as all work in progress (the "Inventory").

12.2.

Upon expiration or termination of this Agreement, except for reason of a breach of LICENSEE’S duty to comply with any quality control or legal notice marking requirements, LICENSEE shall be entitled, for an additional period of twelve (12) months and on a nonexclusive basis, to continue to sell such Inventory.  Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of a Royalty thereon.  Such accounting and payment shall be due and paid within sixty (60) days after the close of the said twelve (12) month period.

12.3.

Upon any expiration or termination of this Agreement, each receiving Party shall return to the disclosing Party the Confidential Information of the disclosing Party, including all copies and reproductions thereof and will not retain any copies, extracts, analyses, or other reproductions, in whole or in part, of such Confidential Information, except that (i) each receiving Party may retain the disclosing Party’s Confidential Information to the extent necessary to exercise its licenses which survive termination or expiration, and (ii) one copy may be retained by the legal counsel of the receiving Party for purposes of complying with the receiving Party’s obligations hereunder.

12.4.

Upon the expiration or termination of this Agreement, all of the rights of LICENSEE under this Agreement (except any rights relating to any Improvements developed by LICENSEE) shall forthwith terminate and immediately revert to LICENSOR.

12.5.

The Termination rights under this Section 12 shall be in addition to, and shall not prejudice, any of the Parties’ remedies at law or in equity.

13.

INDEMNITY

13.1.  Licensee. Licensee agrees to defend, indemnify and hold harmless Licensor, its affiliates and its and their respective directors, officers, employees and agents (the “Licensor Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any third party claim to the extent arising out of (a) any breach by Licensee of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (b) death or personal bodily injury from the development, commercialization, or use of the Patented or Unpatented Licensed Technology by Licensee, its affiliates or sublicensees. In the event of any third party claim against the Licensor Indemnified Parties in respect of which indemnity may be sought hereunder, Licensor shall promptly notify Licensee in writing of the claim and Licensee shall manage and control, at its sole expense, the defense of the claim and its settlement. The Licensor Indemnified Parties shall cooperate with Licensee and may, at their option and expense, be represented in any such action or proceeding. Licensee shall not be liable for any litigation costs or expenses incurred by the Licensor Indemnified Parties without Licensee’s prior written authorization. In addition, Licensee shall not be responsible for the indemnification of any Licensor Indemnified Party to the extent arising from negligence or intentional misconduct by such person, or as the result of any settlement or compromise by the Licensor Indemnified Parties without Licensee’s prior written consent.

13.2.  Licensor. Licensor agrees to defend, indemnify and hold harmless Licensee, its affiliates and sublicensees and its and their respective directors, officers, employees and agents (the “Licensee Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any third party claim to the extent arising out of (a) any breach by Licensor of any of its representations, warranties, covenants, and obligations pursuant to this Agreement or (b) death or personal bodily injury from the development, commercialization, or use by Licensor, its affiliates or licensees of the Patented and Unpatented Licensed Technology, including any design, development, obligation, use, or issue relating to the Patented and Unpatented Licensed Technology which originated prior to April 1, 2006 and/or the completion of the exchange of all of the necessary information relating to the Patented and Unpatented Licensed Technology by LICENSOR to LICENSEE. In the event of any third party claim against the Licensee Indemnified Parties in respect of which indemnity may be sought hereunder, Licensee shall promptly notify Licensor in writing of the claim and Licensor shall manage and control, at its sole expense, the defense of the claim and its settlement. The Licensee Indemnified Parties shall cooperate with Licensor and may, at their option and expense, be represented in any such action or proceeding. Licensor shall not be liable for any litigation costs or expenses incurred by the Licensee Indemnified Parties without Licensor’s prior written authorization. In addition, Licensor shall not be responsible for the indemnification of any Licensee Indemnified Party to the extent arising from negligence or intentional misconduct by such person, or as the result of any settlement or compromise by the Licensee Indemnified Parties without Licensor’s prior written consent. Notwithstanding anything to the contrary herein, in the event that Licensor does not pay the cost of the defense of such claim and its settlement, then Licensee may, in addition to its other rights and remedies, undertake the defense of such claim and may settle such claim without Licensor’s consent and offset the cost of such defense and settlement against any further payment obligations of Licensee to Licensor hereunder.

14.

INSURANCE.

During the Term, LICENSEE or its affiliates and/or sublicensees shall maintain at its own cost and expense standard product liability insurance policies with insurers of recognized standing, with appropriate policy limits, naming LICENSOR and its officers, directors, and employees as an additional insured.  LICENSEE shall require that any manufacturer shall, throughout the Term, obtain and maintain at its own cost and expense from a qualified insurance company  standard Product Liability Insurance naming LICENSOR and LICENSEE as an additional named insureds. Each Party shall promptly notify the other Party in writing if such policies are to be revoked, canceled or materially decreased. Upon request, each Party will provide the other Party with a certificate of insurance from its insurers evidencing such insurance.

15.

FORCE MAJEURE.

Neither Party shall be liable for failure or delay in performance of any obligation under this Agreement, other than payment of any amount due and payable, if such failure or delay is caused by circumstances beyond the reasonable control of the Party concerned, which may include failures resulting from fires, earthquakes, power surges or failures, accidents, labor stoppages, war, revolution, civil commotion, acts of public enemies, blockade, embargo, inability to secure materials or labor, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, acts of God, or acts or omissions of communications carriers, or other causes beyond the reasonable control of the Party affected, whether or not similar to the foregoing. Any such cause shall delay the performance of the affected obligation until such cause is removed. The affected Party shall use commercially reasonable efforts to remove the cause of such delay.

16.

JURISDICTION & DISPUTES

16.1.

This Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania.

16.2.

The Parties agree that any legal proceeding brought to enforce the provisions of this Agreement shall be brought only in the jurisdiction of the non-moving party.

16.3.

Conflict Resolution. The Parties agree that all disputes, claims or controversies between the parties relating in any way to this Agreement that cannot be resolved, shall first be submitted to non-binding mediation.  The Parties will jointly appoint a mutually acceptable mediator, and will participate in good faith in the mediation.  If the parties are unable to agree on a mutually acceptable mediator within thirty (30) days of a request for mediation by either party, then the dispute shall be settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect.  The Party that loses the arbitration shall pay (i) all costs associated with the arbitration and imposed by the AAA or the arbitrator and (ii) the attorneys' fees and other professional fees incurred by the Party that wins the arbitration.  Determinations of such arbitrator will be final, binding and enforceable upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  If commenced by LICENSOR, the arbitration shall take place in Hong Kong before the Hong Kong International Arbitration Centre.  If commenced by LICENSEE, the arbitration shall take place in Philadelphia, Pennsylvania. In either case, the arbitrator shall apply the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of law rules. This entire provision ("Conflict Resolution") of the Agreement shall survive its termination or expiration of the Agreement for a period of four (4) years.

17.

AGREEMENT BINDING ON SUCCESSORS.

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

18.

WAIVER.

No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

19.

SEVERABILITY.

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

20.

NO JOINT VENTURE.

Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

21.

ASSIGNABILITY.

21.1.

Neither Party may assign this Agreement in whole or in part without the consent of the other, except (i) to an Affiliate of the assigning Party or (ii) to an acquirer of all or substantially all of the assets or equity of the assigning Party to which the subject matter of this Agreement pertains. Any assignment not in accordance with the foregoing shall be void

21.2.

The licenses granted to LICENSEE under this Agreement are appurtenant to and run with the intellectual property associated with the Patented and Unpatented Licensed Technology and shall bind any Transferee (as defined below).  LICENSOR shall (i) ensure that any Person acquiring any right, title or interest in or to the intellectual property associated with Patented and Unpatented Licensed Technology, or any intellectual property rights underlying the licenses granted herein, including any purchaser, assignee or transferee of such intellectual property rights or any person obtaining a security interest therein, (collectively, “Transferees”) shall be bound by the licenses and other rights granted to LICENSEE under this Agreement.

22.

INTEGRATION.

Except as to matters which are referenced herein as matters which the Parties will continue to work on and discuss in good faith, this Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including any option agreements which may have been entered into between the parties, and is intended as a final expression of their Agreement.  It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.  This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

23.

EXECUTION IN COUNTERPARTS.

This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

24.

NO THIRD PARTY BENEFICIARIES.

No person or entity other than LICENSOR, LICENSEE and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

25.  NO STRICT CONSTRUCTION.

This Agreement has been prepared jointly and shall not be strictly construed against any Party.

26.

HEADINGS.

The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

LICENSOR:

BIOFIELD CORP.

BY:_______________________________

Title:_____________________________

Dated:____________________________

LICENSEE:

THE MACKAY GROUP LIMITED

BY:_____________________________

Title:____________________________

Dated:___________________________

EXHIBIT/ SCHEDULE A

TO LICENSE AGREEMENT BETWEEN BIOFIELD CORP. AND THE MACKAY GROUP LIMITED

MATERIAL PATENTS AND INTELLECTUAL PROPERTY

Material Technologies: The Biofield Diagnostic System, The Biofield Diagnostic Device, The Biofield Breast Examination or BBESM.  See descriptions in Biofield filings with the US SEC, including, but not limited to, Forms 10-KSB.

PATENTS

Expiry
US Appli.#	DESCRIPTION	COUNTRY	Date	Year

5217014	Depolarized Pre-Gelled Electrodes	U.S.	6/8/2010	6/8/1993

4955383	Discriminant Function Analysis Method & Apparatus For	U.S.	9/11/2007	9/11/1990
Disease Diagnosis & Screening - Device 1

5320101	Discriminant Function Analysis Method & Apparatus For	U.S.	6/14/2011	6/21/1994
Disease Diagnosis & Screening With Biopsy Needle Sensor

5415164	Apparatus & Method For Screening & Diagnosing Trauma	U.S.	5/16/2012	5/16/1995
or Disease in Body Tissues

5660177	D.C. Biopotential Sensing Electrode Assemblies For	U.S.	10/17/2014	8/26/1997
Apparatus For Disease, Injury & Bodily Condition
Screening or Sensing.

5427098	Noninvasive Method For Determining Treatment Based	U.S.	3/14/2014	6/27/1995
Upon Lesion Cell Proliferation

374184	D.C. Biopotential Measuring Unit	U.S.	10/1/2010	10/1/1996

5678547	Method & Apparatus For Screening or Sensing Bodily	U.S.	4/26/2015	10/21/1997
Conditions Using DC Biopotentials

APPL	DC BIOPOTENTIAL ELECTRODE CONNECTOR &
issued-us5,895,298	CONNECTOR CONDITION SENSOR	U.S.	5/29/2017	4/20/1999

5697369	Method & Apparatus For Disease, Injury & Bodily Condition	U.S.	12/22/2008	12/16/1997
Sensing
	(Response re restrict appl. To 1 invention)			10/31/1999

6351666	Method & Apparatus For Sensing & Processing
Biopotentials
	(Filing, claims & assignment fees)	U.S.		9/30/1999
	(Formal drawings to Patent Office)			10/31/1999

EXHIBIT/ SCHEDULE B

SB-1.

Territory

The term, “Territory,” as used and referenced in the underlying Agreement, shall mean and constitute:

All countries in the world.

SB-2.

Term

The term “Term”, as used and referenced in the underlying Agreement, shall mean and constitute:

Ten (10) years, with automatic renewals for additional ten (10) year terms, unless properly terminated in accordance with the terms and conditions of the underlying Agreement.

SB-3.

Royalty Rate

The term, “Royalty Rate,” as used and referenced in the underlying Agreement shall mean:

Between five and ten percent (5-10%) of the Gross Receipts on the following sliding scale.

The percentage shall commence at ten percent (10%) and shall decrease to five percent (5%) as the total Gross Receipts increase over the Term as follows:

LICENSOR Royalty (%)

Gross Receipts

10.0%

US$0 to US$100,000,000

  7.5%

US$100,000,001 to US$200,000,000

  5.0%

Over US$200,000,000

LICENSOR has been advised by IP counsel that that Royalty Rate for Patented Licensed Technology should be higher than the Royalty Rate for Unpatented Licensed Technology.  The Parties intend to structure the respective royalty rates accordingly and intend that the Royalty Rate for Unpatented Licensed Technology is lower than the Royalty Rate for Patented Licensed Technology, but as an accommodation to LICENSOR and for the sake of simplicity, notwithstanding the distinction, LICENSEE has agreed to pay with respect to Unpatented Royalty Rate the same higher Royalty Rate for Patented Royalty Rate, especially considering that under the Agreement, upon expiration of the life of the applicable Patent, Patented Licensed Technology is automatically and immediately deemed Unpatented Licensed Technology. The same consideration was made in determining the collective Licensing Fee.

SB-4.

Licensing Fee

The term, “Licensing Fee,” as used and referenced in the underlying Agreement, shall mean:

ONE MILLION U.S. DOLLARS (US$1,000,000), to be paid in accordance with the following payment schedule and terms and conditions:

SB-4.1.

US$150,000 upon or prior to the execution of this Agreement.

SB-4.2.

The balance of the Licensing Fee upon securing regulatory approval in China to manufacture and distribute the Patented and Unpatented Licensed Technology in China and the First Commercial Sale of the next prototype of Biofield Diagnostic Device in China, provided that at a minimum the sum of One Hundred Thousand U.S. Dollars (US$100,000) is paid by LICENSEE toward the balance of the Licensing Fees within eighteen (18) months of the Effective Date.

SB-4.3.

Any payments by LICENSEE for the Licensing Fee shall not be considered as an advance against and recoupable from Royalties.

SB-5.

Minimum Royalty Payments

The term, “Minimum Royalties,” as used and referenced in the underlying Agreement, shall mean:

SB-5.1.

A minimum of Three Million U.S. Dollars (US$3,000,000) (the “Initial Minimum Royalty Payment”) per year beginning twelve (12) months after regulatory approval in China and the First Commercial Sale of the next prototype of the Biofield Diagnostic Devices in China (the “China Minimum Royalty Trigger Date”).

SB-5.2.

One (1) year after the China Minimum Royalty Trigger Date, the Initial Minimum Royalty Payments shall increase to Six Million U.S. Dollars per year and shall thereafter increase in an amount of ten (10%) percent each year for all subsequent years of the Agreement.